Exhibit 99.1

News Release

ACI Worldwide, Inc. Reports Financial

Results for the Quarter and Year Ended December 31, 2012

OPERATING HIGHLIGHTS

•	Strong revenue, up 66% over prior year quarter and 45% sequentially over Q3

•	Strong sales bookings across all geographies, up 81% over prior year quarter and 61% sequentially over Q3

•	Non-GAAP Operating Income and Adjusted EBITDA growth rate of 108% and 95%, respectively, over prior year quarter

•	Full year non-GAAP diluted EPS of $2.10, an increase of 43% over prior year

(NAPLES, FL — February 28, 2013) — ACI Worldwide, Inc. (NASDAQ:ACIW), a leading international provider of payment systems, today announced financial results for the period ended December 31, 2012. Management will host a conference call at 8:30 am EST to discuss these results as well as 2013 guidance. Interested persons may access a real-time audio broadcast of the teleconference at www.aciworldwide.com/investors or use the following numbers for dial in participation: US/Canada: (866) 914-7436, International/Local: +1 (817) 385-9117. Please provide your name, the conference name ACI Worldwide, Inc. and conference code 98146721. There will be a replay available for two weeks on (855) 859-2056 for US/Canada Dial-In and +1 (404) 537- 3406 for International/Local Dial-In participants.

“We closed out a transitional 2012 with record revenues, sales bookings and earnings,” said Chief Executive Officer Philip Heasley. “With the S1 integration substantially complete, we are excited to enter 2013 well positioned to accelerate our growth objectives. Further, the proposed acquisition of Online Resources will add a highly strategic electronic bill payment platform to the ACI suite of products, enabling us to be the Universal Payments Platform company”, continued Mr. Heasley.

FINANCIAL SUMMARY

Sales

Sales bookings in the quarter totaled $309 million, an increase of $138 million, or 81%, over prior year quarter. Sales net of term extensions in the quarter totaled $198 million, an increase of $81 million, or 69%, over the prior-year quarter. S1 contributed $81 million to sales in the quarter. Historical ACI sales increased $57 million, or 33%, over prior year quarter sales bookings of $171 million.

For the year 2012, sales totaled $766 million, an increase of $210 million, or 38%, as compared with $556 million last year. S1 contributed $189 million to sales for the year.

Backlog

60-month backlog increased $49 million in the quarter to $2.416 billion as compared to $2.367 billion as of September 30, 2012. 12-month backlog increased $12 million to $596 million as compared to $584 million at September 30, 2012.

Revenue

GAAP revenue increased to $224.1 million, an increase of $89.1 million, or 66%, over prior-year quarter. Historical ACI revenue increased $40.7 million, or 30%, and S1 contributed $48.4 million of revenue in the fourth quarter. Non-GAAP revenue was $227.7 million, an increase of $92.7 million, or 69%, over prior year quarter. Non-GAAP revenue excludes the impact of $3.6 million of deferred revenue that would have been recognized in the normal course of business by S1 but was not recognized due to GAAP purchase accounting requirements.

Revenue for the full year 2012 was $666.6 million, an increase of $201.5 million, or 43%. Historical ACI revenue increased $39.6 million, or 8.5%, and S1 contributed $161.9 million of revenue to the full year. Non-GAAP revenue was $689.0 million, an increase of $223.9 million, or 48%, over prior year.

Operating Expenses

Excluding $4.4 million and $3.2 million of S1 acquisition related one-time expenses incurred in the quarters ended December 31, 2012 and 2011, respectively, operating expenses increased $49.3 million compared to the prior year quarter primarily due to the addition of $42.7 million of S1 operating expenses, inclusive of $4.0 million of intangibles amortization. Total GAAP operating expenses for the quarter were $148.6 million.

Excluding $31.5 million and $6.7 million of S1 acquisition related one-time expenses incurred in the years ended December 31, 2012 and 2011, respectively, operating expenses increased of $168.6 million, or 43%, primarily from the addition of $159 million of S1 operating expenses, inclusive of $13.9 million of intangible amortization. Total GAAP operating expenses were $592.2 for the full year 2012. Historical ACI operating expense growth was led primarily by higher deferred cost recognition upon project go-lives.

Operating Income

Consolidated GAAP operating income was $75.5 million for the quarter. Non-GAAP operating income totaled $83.6 million, an increase of $43.4 million, or 108%, above the prior-year quarter. Non-GAAP operating income excludes the $3.6 million deferred revenue adjustment due to purchase accounting as well as the impact of $4.4 million of acquisition-related one-time expenses.

Operating income for the full year 2012 was $74.4 million, versus $66.2 million for the full year 2011. Excluding the $22.5 million deferred revenue adjustment due to purchase accounting as well as the impact of $31.5 million of acquisition-related one-time expenses, operating income increased $55.4 million, or 76%, to $128.3 million.

Adjusted EBITDA

Adjusted EBITDA increased to $101.1 million, an improvement of $49.2 million, or 95%, compared to the prior year quarter. Adjusted EBITDA excludes the impact of $3.6 million of deferred revenue that would have been recognized in the normal course of business by S1 but was not recognized due to GAAP purchase accounting requirements and $4.4 million of acquisition related one-time expenses.

Full year 2012 Adjusted EBITDA was $191.4 million, an increase of $78.9 million, or 70%, as compared to $112.6 million for full year 2011.

Liquidity

We ended the year with $76.3 million in cash on hand as of December 31, 2012. During the quarter, we repaid $20.7 million in refundable liability to IBM upon termination of our Alliance and $10.4 million in debt. We ended the quarter with a debt balance of $374.3 million. As of December 31, 2012, we had up to $62 million of unused borrowings under our Revolving Credit Facility.

Operating Free Cash Flow

Operating free cash flow (“OFCF”) for the quarter and full year 2012 was $23.6 million, and $23.5 million, respectively, both impacted by back-end timing of sales bookings and revenue during the year. OFCF for the quarter and full year 2011 was $30.0 million, and $67.2 million, respectively

Other Expense

Other expense for the quarter was $1.5 million, an increase of $0.5 million as compared to other expense of $1.0 million in the prior-year quarter.

Other expense for the full year 2012 was $9.1 million as compared to other expense of $1.9 million for the full year 2011. The increase was primarily the result of $8.0 million of increased interest expense due to increased borrowings partially offset by a gain of $1.6 million on the shares of S1 stock previously held as available-for-sale.

Taxes

Income tax expense in the quarter was $24.3 million, or a 33% effective tax rate, compared to income tax expense of $12.1 million, or a 34% effective tax rate in the prior year quarter. Income tax expense for the year ended December 2012 was $16.4 million, or a 25% effective tax rate, as compared to $18.5 million, or a 29% effective tax rate, for the prior year ended December 2011. The year-over-year decrease in the effective tax rate was largely due to the mix of lower domestic earnings at the U.S. tax rate offset by higher foreign income at lower tax rates.

Net Income and Diluted Earnings Per Share

Net income for the quarter ended December 31, 2012 was $49.7 million, compared to net income of $23.9 million during the same period last year.

GAAP earnings per share for the quarter was $1.24 per diluted share compared to $0.70 per diluted share during the same period last year. Excluding the tax-adjusted impact of $4.4 million of S1 acquisition related one-time expenses and the impact of $3.6 of million deferred revenue that would have been recognized in the normal course of business by S1 but was not recognized due to GAAP purchase accounting requirements, earnings per share was $1.37 per diluted share, versus $0.76 per share last year, up 81%.

GAAP earnings per share for the year ended December 2012 was $1.22 compared to $1.34 per diluted share for the year ended December 2011. Excluding the tax-adjusted impact of $31.5 million of S1 acquisition related one-time expenses and the impact of $22.5 of million deferred revenue that would have been recognized in the normal course of business by S1 but was not recognized due to GAAP purchase accounting requirements, earnings per share was $2.10 per diluted share, versus $1.47 per share last year, up 43%.

Weighted Average Shares Outstanding

Total diluted weighted average shares outstanding were 39.9 million for the year ended December 31, 2012 as compared to 34.2 million shares outstanding for the year ended December 31, 2011. The number of weighted average shares outstanding was increased by 5.9 million due to the issuance of shares related to the acquisition of S1 Corporation.

2013 Guidance

ACI is guiding on three metrics for calendar year 2013. On an organic basis, we currently expect to achieve revenue in a range of $765-$785 million, operating income of $150-$160 million and Adjusted EBITDA of $230-$240 million.

End-

About ACI Worldwide

ACI Worldwide powers electronic payments and banking for more than 1,750 financial institutions, retailers and processors around the world. ACI software enables $13 trillion in payments each day, processing transactions for more than 250 of the leading global retailers, and 18 of the world’s 20 largest banks. Through our integrated suite of software products and hosted services, we deliver a broad range of solutions for payments processing, card and merchant management, online banking, mobile, branch and voice banking, fraud detection, and trade finance. To learn more about ACI and the reasons why our solutions are trusted globally, please visit www.aciworldwide.com. You can also find us on www.paymentsinsights.com or on Twitter @ACI_Worldwide.

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis

ACI Worldwide

239-403-4627

john.kraft@aciworldwide.com

Non-GAAP Financial Measures

ACI Worldwide, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(unaudited and in thousands, except per share data)

	FOR THE THREE MONTHS ENDED DECEMBER 31,
	2012		2012	2011		2011
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP	$ Diff	% Diff
Revenues: (2)
Total revenues	$224,095	$3,635	$227,730	$135,037	$—	$135,037	$92,693	69%

Expenses:
Cost of software license fees	6,968	—	6,968	4,077	—	4,077	2,891	71%
Cost of maintenance, services and hosting fees	53,502	—	53,502	27,445	—	27,445	26,057	95%
Research and development	33,586	—	33,586	20,781	—	20,781	12,805	62%
Selling and marketing	22,730	—	22,730	20,023	—	20,023	2,707	14%
General and administrative (3)	21,616	(4,430)	17,186	20,191	(3,200)	16,991	195	1%
Depreciation and amortization	10,158	—	10,158	5,477	—	5,477	4,681	85%

Total expenses	148,560	(4,430)	144,130	97,994	(3,200)	94,794	49,336	52%

Operating income	75,535	8,065	83,600	37,043	3,200	40,243	43,357	108%
Other income (expense):
Interest income	209	—	209	676	—	676	(467)	-69%
Interest expense	(3,031)	—	(3,031)	(1,008)	—	(1,008)	(2,023)	201%
Other, net	1,298	—	1,298	(714)	—	(714)	2,012	-282%

Total other income (expense)	(1,524)	—	(1,524)	(1,046)	—	(1,046)	(478)	46%

Income before income taxes	74,011	8,065	82,076	35,997	3,200	39,197	42,879	109%
Income tax expense (4)	24,347	2,823	27,170	12,106	1,120	13,226	13,944	105%

Net income	$49,664	$5,242	$54,906	$23,891	$2,080	$25,971	$28,935	111%

Depreciation and amortization	13,948	—	13,948	7,035	—	7,035	6,913	98%
Stock-based compensation	3,525	—	3,525	4,563	—	4,563	(1,038)	-23%

Adjusted EBITDA	$93,008	$8,065	$101,073	$48,641	$3,200	$51,841	$49,232	95%

Earnings per share information
Weighted average shares outstanding
Basic	39,393	39,393	39,393	33,564	33,564	33,564
Diluted	40,055	40,055	40,055	34,232	34,232	34,232
Earnings per share
Basic	$1.26	$0.13	$1.39	$0.71	$0.06	$0.77	$0.62	80%
Diluted	$1.24	$0.13	$1.37	$0.70	$0.06	$0.76	$0.61	81%

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Adjustment for $3.6 million of deferred revenue that would have been recognized in the normal course of business by S1 but was not recognized due to GAAP purchase accounting requirements.
(3)	One-time expense related to the acquisition of S1, including, $1.3 million for facility closures, $0.2 million for employee related actions, and $3.0 million for other professional fees in 2012 and $3.2 million of professional fees in 2011.
(4)	Adjustments tax effected at 35%.

ACI Worldwide, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(unaudited and in thousands, except per share data)

	FOR THE YEARS ENDED DECEMBER 31,
	2012		2012	2011		2011
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP	$ Diff	% Diff
Revenues: (2)
Total revenues	$666,579	$22,461	$689,040	$465,095	$—	$465,095	$223,945	48%

Expenses:
Cost of software license fees	23,592	—	23,592	15,418	—	15,418	8,174	53%
Cost of maintenance, services and hosting fees	202,052	—	202,052	118,866	—	118,866	83,186	70%
Research and development	133,759	—	133,759	90,176	—	90,176	43,583	48%
Selling and marketing	87,054	—	87,054	80,922	—	80,922	6,132	8%
General and administrative (3)	108,747	(31,464)	77,283	71,425	(6,700)	64,725	12,558	19%
Depreciation and amortization	37,003	—	37,003	22,057	—	22,057	14,946	68%

Total expenses	592,207	(31,464)	560,743	398,864	(6,700)	392,164	168,579	43%

Operating income	74,372	53,925	128,297	66,231	6,700	72,931	55,366	76%
Other income (expense):
Interest income	914	—	914	1,315	—	1,315	(401)	-30%
Interest expense	(10,417)	—	(10,417)	(2,431)	—	(2,431)	(7,986)	329%
Other, net	399	—	399	(802)	—	(802)	1,201	-150%

Total other income (expense)	(9,104)	—	(9,104)	(1,918)	—	(1,918)	(7,186)	375%

Income before income taxes	65,268	53,925	119,193	64,313	6,700	71,013	48,180	68%
Income tax expense (4)	16,422	18,874	35,296	18,461	2,310	20,771	14,525	70%

Net income	$48,846	$35,051	$83,897	$45,852	$4,390	$50,242	$33,655	67%

Depreciation and amortization	50,781	—	50,781	28,378	—	28,378	22,403	79%
Stock-based compensation (5)	15,186	(2,822)	12,364	11,255	—	11,255	1,109	10%

Adjusted EBITDA	$140,339	$51,103	$191,442	$105,864	$6,700	$112,564	$78,878	70%

Earnings per share information
Weighted average shares outstanding
Basic	38,696	38,696	38,696	33,457	33,457	33,457
Diluted	39,905	39,905	39,905	34,195	34,195	34,195
Earnings per share
Basic	$1.26	$0.91	$2.17	$1.37	$0.13	$1.50	$0.67	44%
Diluted	$1.22	$0.88	$2.10	$1.34	$0.13	$1.47	$0.63	43%

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Adjustment for $22.5 million of deferred revenue that would have been recognized in the normal course of business by S1 but was not recognized due to GAAP purchase accounting requirements.
(3)	One-time expense related to the acquisition of S1, including, $14 million for employee related actions, $4.9 million for facility closures, $3.2 million for IT exit costs and $9.3 million for other professional fees.
(4)	Adjustments tax effected at 35%.
(5)	Accelerated stock compensation expense for terminated employees related to the S1 acquisition.

To supplement our financial results presented on a GAAP basis, we use the non-GAAP measure indicated in the tables, which exclude certain business combination accounting entries and expenses related to the acquisition of S1, as well as other significant non-cash expenses such as depreciation, amortization and share-based compensation, that we believe are helpful in understanding our past financial performance and our future results. The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Certain non-GAAP measures include:

•

Non-GAAP revenue: revenue plus deferred revenue that would have been recognized in the normal course of business by S1 if not for GAAP purchase accounting requirements. Non-GAAP revenue should be considered in addition to, rather than as a substitute for, revenue.

•

Non-GAAP operating income: operating income (loss) plus deferred revenue that would have been recognized in the normal course of business by S1 if not for GAAP purchase accounting requirements and one-time expense related to the acquisition of S1. Non-GAAP operating income should be considered in addition to, rather than as a substitute for, operating income.

•

Adjusted EBITDA: net income (loss) plus income tax expense, net interest income (expense), net other income (expense), depreciation, amortization and non-cash compensation, as well as deferred revenue that would have been recognized in the normal course of business by S1 if not for GAAP purchase accounting requirements and one-time expense related to the acquisition of S1. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, operating income.

ACI is also presenting operating free cash flow, which is defined as net cash provided by operating activities, plus net after-tax payments associated with employee-related actions and facility disclosures, net after-tax payments associated with IBM IT outsourcing transition, and less capital expenditures. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management.

Table 1: Reconciliation of Operating Free Cash Flow	Quarter Ended December 31,		Year Ended December 31,
(millions)	2012	2011	2012	2011
Net cash provided by operating activities	$3.5	$31.2	($9.3)	$83.5
Net after-tax payments associated with employee-related actions	0.4	—	6.2	—
Net after-tax payments associated with lease terminations	1.9	—	2.7	—
Net after-tax payments associated with S1 related transaction costs	—	3.3	8.8	3.7
Net after-tax payments associated with cash settlement of S1 options	—	—	10.2
Net after-tax payments associated with IBM IT Outsourcing Transition	0.2	0.2	0.9	0.9
Refund of IBM Alliance Liability	20.7	—	20.7	—
Less capital expenditures	(3.1)	(3.1)	(16.7)	(19.0)
Less Alliance technical enablement expenditures	—	(1.6)	—	(1.9)

Operating Free Cash Flow	$23.6	$30.0	$23.5	$67.2

ACI also includes backlog estimates, which include all software license fees, maintenance fees and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	License and facilities management arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.

Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) expectations that our growth objectives will accelerate in 2013 partly as a result of the substantial completion of the S1 integration; (ii) expectations that the addition of Online Resources’ electronic bill payment platform (through our pending acquisition of Online Resources Corporation) will enable us to be recognized as the “universal payments platform company”; and (iii) expectations regarding 2013 financial guidance related to revenue, operating income and adjusted EBITDA.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include but are not limited to, increased competition, the performance of our strategic product, BASE24-eps, demand for our products, restrictions and other financial covenants in our credit facility, consolidations and failures in the financial services industry, customer reluctance to switch to a new vendor, the accuracy of management’s backlog estimates, the maturity of certain products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, volatility and disruption of the capital and credit markets and adverse changes in the global economy, our existing levels of debt, impairment of our goodwill or intangible assets, litigation, future acquisitions, strategic partnerships and investments, risks related to the expected benefits to be achieved in the proposed transaction with Online Resources, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our compliance with privacy regulations, the protection of our intellectual property in intellectual property litigation, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue generating activity during the final weeks of each quarter, business interruptions or failure of our information technology and communication systems, our offshore software development activities, risks from operating internationally, including fluctuations in currency exchange rates, exposure to unknown tax liabilities, and volatility in our stock price. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, Registration Statement on Form S-4, and subsequent reports on Forms 10-Q and 8-K.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands, except share and per share amounts)

	December 31,	December 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$76,329	$197,098
Billed receivables, net of allowances of $8,117 and $4,843, respectively	176,313	93,355
Accrued receivables	41,008	6,693
Deferred income taxes, net	34,342	25,944
Recoverable income taxes	5,572	—
Prepaid expenses	16,746	9,454
Other current assets	5,816	9,320

Total current assets	356,126	341,864

Property and equipment, net	41,286	20,479
Software, net	129,314	22,598
Goodwill	501,141	214,144
Other intangible assets, net	127,900	18,343
Deferred income taxes, net	63,370	13,466
Other noncurrent assets	31,749	33,748

TOTAL ASSETS	$1,250,886	$664,642

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$33,926	$11,532
Accrued employee compensation	35,194	27,955
Current portion of Term Credit Facility	17,500	—
Deferred revenue	139,863	132,995
Income taxes payable	3,542	10,427
Deferred income taxes	174	—
Alliance agreement liability	—	20,667
Accrued and other current liabilities	36,400	23,481

Total current liabilities	266,599	227,057

Noncurrent liabilities
Deferred revenue	51,519	32,721
Note payable under Term Credit Facility	168,750	—
Note payable under Revolving Credit Facility	188,000	75,000
Deferred income taxes	14,940	—
Other noncurrent liabilities	26,721	12,534

Total liabilities	716,529	347,312

Stockholders’ equity
Preferred stock	—	—
Common stock	232	204
Common stock warrants	—	24,003
Treasury stock	(186,784)	(163,411)
Additional paid-in capital	534,953	322,654
Retained earnings	199,987	151,141
Accumulated other comprehensive loss	(14,031)	(17,261)

Total stockholders’ equity	534,357	317,330

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,250,886	$664,642

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	For the Three Months Ended December 31,
	2012	2011
Revenues:
Software license fees	$94,731	$60,762
Maintenance fees	58,862	39,164
Services	38,985	21,956
Software hosting fees	31,517	13,155

Total revenues	224,095	135,037

Expenses:
Cost of software license fees (1)	6,968	4,077
Cost of maintenance, services and hosting fees (1)	53,502	27,445
Research and development	33,586	20,781
Selling and marketing	22,730	20,023
General and administrative	21,616	20,191
Depreciation and amortization	10,158	5,477

Total expenses	148,560	97,994

Operating income	75,535	37,043
Other income (expense):
Interest income	209	676
Interest expense	(3,031)	(1,008)
Other, net	1,298	(714)

Total other income (expense)	(1,524)	(1,046)

Income before income taxes	74,011	35,997
Income tax expense	24,347	12,106

Net income	$49,664	$23,891

Earnings per share information
Weighted average shares outstanding
Basic	39,393	33,564
Diluted	40,055	34,232
Earnings per share
Basic	$1.26	$0.71
Diluted	$1.24	$0.70

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services and hosting fees excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Three Months Ended December 31,
	2012	2011
Cash flows from operating activities:
Net income	$49,664	$23,891
Adjustments to reconcile net income to net cash flows from operating activities
Depreciation	3,596	2,012
Amortization	10,352	5,023
Deferred income taxes	12,542	415
Stock-based compensation expense	3,525	4,563
Excess tax benefit of stock options exercised	(165)	(553)
Other	852	419
Changes in operating assets and liabilities, net of impact of acquisitions:
Billed and accrued receivables, net	(48,003)	(29,977)
Other current and noncurrent assets	2,092	(1,269)
Accounts payable	5,965	(305)
Accrued employee compensation	(2,737)	1,600
Accrued liabilities	2,311	2,327
Alliance liability	(20,667)	—
Current income taxes	5,886	12,725
Deferred revenue	(21,470)	10,625
Other current and noncurrent liabilities	(266)	(269)

Net cash flows from operating activities	3,477	31,227

Cash flows from investing activities:
Purchases of property and equipment	(3,018)	(1,358)
Purchases of software and distribution rights	(54)	(1,719)
Alliance technical enablement expenditures	—	(1,600)

Net cash flows from investing activities	(3,072)	(4,677)

Cash flows from financing activities:
Proceeds from issuance of common stock	398	305
Proceeds from exercises of stock options	1,671	1,698
Excess tax benefit of stock options exercised	165	553
Repurchase of restricted stock for tax withholdings	(331)	(64)
Proceeds from revolving portion of credit agreement	—	75,000
Repayment of interim revolving credit facility	—	(75,000)
Repayment of revolver portion of credit agreement	(6,000)
Repayment of term portion of credit agreement	(4,375)	—
Payments for debt issuance costs	—	(11,789)
Payments on debt and capital leases	(1,332)	(550)

Net cash flows from financing activities	(9,804)	(9,847)

Effect of exchange rate fluctuations on cash	(1,954)	695

Net increase (decrease) in cash and cash equivalents	(11,353)	17,398
Cash and cash equivalents, beginning of period	87,682	179,700

Cash and cash equivalents, end of period	$76,329	$197,098